  As filed with the Securities and Exchange Commission on August 2, 2000
                                                      Registration No. 333-30556

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              -------------------

                            AMENDMENT NO. 7 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                               LEXAR MEDIA, INC.
             (Exact Name of Registrant as Specified in its Charter)

            Delaware                              3861                            33-0723123
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)        Classification Code Number)            Identification No.)

                              -------------------
                             47421 Bayside Parkway
                           Fremont, California 94538
                                 (510) 413-1200
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                              -------------------
                                 John H. Reimer
                     President and Chief Executive Officer
                             47421 Bayside Parkway
                           Fremont, California 94538
                                 (510) 413-1200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------
                                   Copies to:

             Dennis R. DeBroeck, Esq.                            Kenneth R. Lamb, Esq.
             Scott J. Leichtner, Esq.                            Lisa A. Fontenot, Esq.
             Larissa M. Cochron, Esq.                              Kelly Dodge, Esq.
              John M. Shields, Esq.                           Gibson, Dunn & Crutcher LLP
                Fenwick & West LLP                               One Montgomery Street
               Two Palo Alto Square                         San Francisco, California 94104
           Palo Alto, California 94306                               (415) 393-8200
                  (650) 494-0600

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                              -------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                         Proposed       Proposed
 Title of Each Class of                  Maximum        Maximum      Amount of
    Securities to be     Amount to be Offering Price   Aggregate    Registration
       Registered         Registered   Per Share(1)  Offering Price     Fee
--------------------------------------------------------------------------------
Common stock, par value
 $0.0001 per share.....  7,475,000(2)     $12.00      $89,700,000    $23,681(3)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(2) Includes 975,000 shares subject to the underwriters' over-allotment option.
(3) Previously paid.
                              -------------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             EXPLANATORY NOTE

   This Amendment No. 7 to the Form S-1 Registration Statement is being filed for the sole purpose of filing additional exhibits.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, NASD filing fee and Nasdaq National Market listing fee.

     Securities and Exchange Commission Registration Fee............ $   23,681
     NASD Filing Fee................................................      9,470
     Nasdaq National Market Listing Fee.............................     95,000
     Blue Sky Fees and Expenses.....................................      5,000
     Transfer Agent and Registrar Fees..............................     10,000
     Legal Fees and Expenses........................................    550,000
     Accounting Fees and Expenses...................................    500,000
     Printing Expenses..............................................    350,000
     Miscellaneous..................................................     56,849
                                                                     ----------
       Total........................................................ $1,600,000
                                                                     ==========

ITEM 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or the board of directors of a corporation to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933.

   As permitted by Delaware law, the Registrant's certificate of incorporation provides that its directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under Delaware law as in effect at the time the liability is determined. As permitted by Delaware law, the bylaws of the Registrant provide that the Registrant shall indemnify its directors to the full extent permitted by Delaware law. The Registrant also has an insurance policy in place covering its directors and officers from losses arising from the performance of their duties with or on behalf of the Registrant, including in connection with public securities matters.

   The Registrant also intends to enter into indemnification agreements with its directors and officers obligating the Registrant to indemnify such directors and officers against losses incurred in connection with certain claims in their capacities as agents of the Registrant. The Underwriting Agreement provides for the indemnification of officers and directors of the Registrant by the Underwriters against certain liabilities.

ITEM 15. Recent Sales of Unregistered Securities.

   In the three fiscal years prior to the effective date of this Registration Statement, we have issued and sold the following unregistered securities:

     1. In March 1997, we issued and sold a secured promissory note to MetLife Capital Corporation in the aggregate principal amount of $348,423.21 for an aggregate consideration of $348,423.21 in cash.

     2. In May 1997, we issued and sold an aggregate of 6,000,000 shares of Series A preferred stock to four investors for an aggregate consideration of $6,000,000 in cash.

     3. In August 1997, we issued and sold convertible secured promissory notes in the aggregate principal amount of $1,250,000 and secured promissory notes in the aggregate principal amount of $4,750,000 to two investors for an aggregate consideration of $6,000,000 in cash. In February 1998, these noteholders converted the secured convertible promissory notes into 3,000,048 shares of our Series B preferred stock at a conversion price of $0.41667 per share.

     4. In January 1998, we issued a warrant to APV Technology Partners II, L.P. to purchase up to 62,500 shares of common stock, a warrant to St. Paul Venture Capital Affiliates Fund I, LLC to purchase up to 1,719 shares of common stock and a warrant to St. Paul Venture Capital IV, LLC to purchase up to 60,781 shares of common stock, each at an exercise price of $0.80 per share, which warrants expire, if not earlier exercised, on December 31, 2002.

     5. In January 1998, we issued and sold convertible promissory notes in the aggregate principal amount of $800,000 to three investors for $800,000 in cash. On February 23, 1998, these noteholders converted the convertible promissory notes into 1,000,000 shares of Series C preferred stock at a conversion price of $0.80 per share.

     6. In February 1998, we issued and sold 11,443,750 shares of Series C preferred stock to seven investors for $8,355,000 in cash and by conversion of bridge financing promissory notes in the aggregate principal amount of $800,000 for an aggregate consideration of $9,155,000.

     7. In February 1998, we issued a warrant to Micro-Comp Industries, Inc. to purchase up to 100,000 shares of Series C preferred stock at an exercise price of $0.80 per share, which warrant expires, if not earlier exercised, on the earlier of February 23, 2001 or the consummation of this offering.

     8. In November 1998 and January 1999, we issued and sold an aggregate of 6,943,618 shares of Series D preferred stock to six investors for an aggregate consideration of $11,700,001 in cash.

     9. In May 1999, we issued and sold a convertible promissory note in the aggregate principal amount of $153,425 to Smart Modular Technologies, Inc. in connection with a litigation settlement. On September 28, 1999, the noteholder converted this promissory note into 65,482 shares of Series E preferred stock at a conversion price of $2.34 per share.

     10. In August 1999, we issued a warrant to St. Paul Venture Capital Affiliates Fund I, LLC to purchase up to 583 shares of Series E preferred stock, a warrant to St. Paul Venture Capital V, LLC to purchase up to 20,651 shares of Series E preferred stock, a warrant to John A. Rollwagen to purchase up to 1,270 shares of Series E preferred stock and a warrant to Thomvest Holdings, Inc. to purchase up to 25,086 shares of Series E preferred stock, each at an exercise price of $2.59 per share, which warrants expire, if not earlier exercised, on August 6, 2003.

     11. In August 1999, we issued and sold convertible promissory notes in the aggregate amount of $2,285,449 to seven investors for cash. On September 28, 1999, these noteholders converted the convertible promissory notes into 882,409 shares of Series E preferred stock at a conversion price of $2.59 per share.

     12. In August 1999, we issued a warrant to APV Technology Partners II, L.P. to purchase up to 25,404 shares of Series E preferred stock, a warrant to David Sun to purchase up to 7,622 shares of Series E preferred stock and a warrant to John Tu to purchase up to 7,622 shares of Series E preferred stock, each at an exercise price of $2.59 per share which warrants expire, if not earlier exercised, on August 9, 2003.

     13. In September 1999, we issued and sold 11,583,011 shares of Series E preferred stock to fifteen investors for $27,714,553 in cash and by conversion of bridge financing promissory notes in the aggregate amount of $2,285,446 for an aggregate consideration of $29,999,999.

     14. In September 1999, we issued a warrant to SG Cowen Securities Corporation to purchase up to 193,050 shares of Series E preferred stock at an exercise price of $2.59 per share, which warrant expires, if not earlier exercised, on the earlier of September 28, 2003 or the consummation of this offering and a warrant to Smart Modular Technologies, Inc. to purchase up to 10,583 shares of common stock at an exercise price of $0.30 per share, which warrant expires, if not earlier exercised, on the earlier of September 28, 2000 or the consummation of this offering.

     15. In December 1999, we issued a warrant to Fenwick & West LLP to purchase up to 30,000 shares of common stock at an exercise price of $1.00 per share, which warrant expires, if not earlier exercised, on January 31, 2005.

     16. In January 2000, we issued 475,000 shares of common stock to the shareholders of Printroom.com, Inc. in connection with our acquisition of Printroom.com.

     17. In March 2000, we issued and sold a convertible promissory note in the aggregate principal amount of $2,000,000 to Sony Electronics Inc. for an aggregate consideration of $2,000,000 in cash.

     18. In March 2000, we issued a warrant to Sony Electronics Inc. to purchase up to 400,000 shares of common stock at an exercise price equal to the lesser of (1) $15.00 per share or (2) 93% of the per share public offering price of the common stock sold in this offering, which warrant expires, if not earlier exercised upon the change of control of 50% or more of our outstanding stock at the consummation of this offering. The warrant cannot be exercised prior to September 1, 2000.

     19. In May, June and July 2000, we issued warrants to purchase 644,395 shares of our common stock having an exercise price of $3.09 per share to six of our stockholders in connection with promissory notes that these stockholders issued to us. In addition, under the terms of the promissory notes, these stockholders received additional warrants to purchase shares of our common stock, in monthly installments, at an exercise price of $8.00 per share for 12 months from the issue date of the respective promissory notes so long as the principal on the notes remain outstanding. Because we intend to repay the promissory notes in full by September 15, 2000, these stockholders will have the right to purchase up to an additional 310,660 shares of our common stock subject to these warrants.

     20. In June 2000, we issued warrants to purchase 875,000 shares of our common stock at an exercise price of $8.00 per share in connection with a revolving credit facility we entered into with the Chase Manhattan Bank and a term loan with an affiliate of Chase.


     21. As of June 30, 2000, 9,293,821 shares of common stock had been issued to our employees, consultants and other service providers upon exercise of options or pursuant to restricted stock purchase agreements, 3,239,684 shares of common stock were issuable upon exercise of outstanding options under our 1996 Stock Option/Stock Issuance Plan.

   All of the 3,000,000 outstanding shares of Series A preferred stock will automatically convert on a one-to-one basis into shares of common stock upon the consummation of this offering. All of the 3,000,048 outstanding shares of Series B preferred stock will automatically convert on a one-to-one basis into shares of common stock upon the consummation of this offering. All of the 11,443,750 shares of Series C preferred stock will automatically convert on a one-to-one basis into shares of common stock. All of the 6,943,618 shares of Series D preferred stock will automatically convert on a one-to-one basis into shares of common stock upon the consummation of this offering. All of the 11,648,493 shares of Series E preferred stock will automatically convert into 12,836,633 shares of common stock upon the consummation of this offering assuming the conversion price of the Series E preferred stock is $2.35 per share.

   The sales and issuances of securities listed above, other the sales and issuances in Item 21, were deemed to be exempt from registration under Section 4(2) of the Securities Act of 1933 or Regulation D thereunder as transactions not involving a public offering. The sales and issuances of securities listed above in Item 21 were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16. Exhibits and Financial Statement Schedules.

   (a) The following exhibits are filed herewith:

 Exhibit
 Number                               Exhibit Title
 -------                              -------------
   1.1   Form of Underwriting Agreement*

   2.1 Agreement and Plan of Reorganization among the Registrant and the stockholders of PrintRoom.com, Inc. dated January 21, 2000*

   2.2   Share Purchase Agreement between the Registrant and Impact Peripherals
         Limited dated April 25, 2000*

   3.1   Certificate of Incorporation as filed January 11, 2000*

   3.2 Form of First Amended and Restated Certificate of Incorporation to be effective before the closing of the offering*

   3.3 Form of Second Amended and Restated Certificate of Incorporation to be effective upon the closing of the offering*

   3.4   Bylaws*

   3.5   Restated Bylaws to be effective upon the closing of the offering*

   4.1   Specimen Common Stock Certificate

   4.2   Investors Rights Agreement dated September 28, 1999, as amended*

   4.3   Amendment No. 2 to Investors Rights Agreement dated March 21, 2000*

   4.4   Amendment No. 3 to Investors Rights Agreement dated May 19, 2000*

   4.5   Amendment No. 4 to Investors Rights Agreement dated June 22, 2000*

   5.1   Opinion of Fenwick & West LLP*

  10.1 Form of Indemnity Agreement entered into between the Registrant and all executive officers and directors*

  10.2   1996 Stock Option/Stock Issuance Plan*

  10.3   2000 Equity Incentive Plan*

  10.4   2000 Employee Stock Purchase Plan*

  10.5   Form of Common Stock Warrant*

  10.6   Form of Series E Warrant*

  10.7   Lease between Registrant and Renco Investment Company dated January 1,
         1997, as amended*

  10.8   Offer letter for John H. Reimer dated September 4, 1997*

  10.9   Offer letter for Petro Estakhri dated September 16, 1996*

  10.10 Employment Agreement with Petro Estakhri dated September 19, 1996, as amended*

  10.11  Offer letter for Eric B. Stang dated October 20, 1999*

  10.12  Offer letter for Ronald H. Bissinger dated December 15, 1999*

  10.13  Restricted Stock Purchase Agreement between the Registrant and John H.
         Reimer dated June 5, 1998*

  10.14  Restricted Stock Purchase Agreement between the Registrant and Petro
         Estakhri dated June 5, 1998*

  10.15  Restricted Stock Purchase Agreement between the Registrant and John H.
         Reimer dated January 17, 2000*

 Exhibit
 Number                               Exhibit Title
 -------                              -------------
  10.16  Restricted Stock Purchase Agreement between the Registrant and Petro
         Estakhri dated January 17, 2000*

  10.17 Confidential Separation Agreement and Release between the Registrant and Robert J. Netter, Jr. dated October 7, 1999*

  10.18  Lexar Technology License Agreement between the Registrant and SONY
         Corporation dated March 21, 2000+

  10.19  SONY Technology License Agreement between the Registrant and SONY
         Corporation dated March 21, 2000+

  10.20 Convertible Note and Warrant Purchase Agreement between the Registrant and SONY Electronics, Inc. dated March 21, 2000*

  10.21  Employment Memorandum of Understanding Among the Registrant, Mahmud
         (Mike) Assar and Petro Estakhri dated August 20, 1997*

  10.22  Security Agreement between the Registrant and Petro Estakhri dated
         April 3, 1998*

  10.23  Letter Agreement Regarding Employment between the Registrant and
         Ronald H. Bissinger dated March 24, 2000*

  10.24  Letter Agreement Regarding Employment between the Registrant and Eric
         B. Stang dated March 24, 2000*

  10.25 Note and Warrant Purchase Agreement between the Registrant and certain stockholders of the Registrant dated May 19, 2000*

  10.26  Credit Agreement between the Registrant and Access Technology
         Partners, L.P. dated June 30, 2000+

  10.27 Credit Agreement among the Registrant, The Chase Manhattan Bank and the several lenders that will from time to time be a party to the Credit Agreement, dated June 30, 2000

  10.28  Offer letter for Eric S. Whitaker dated December 17, 1999*

  10.29 Warrant Agreement among The Registrant and the Initial Warrant Holders listed on Schedule I thereto dated June 30, 2000.*

  21.1   Subsidiaries*

  23.1   Consent of Fenwick & West LLP (Exhibit 5.1)*

  23.2   Consent of PricewaterhouseCoopers LLP*

  23.3   Consent of Haverstock & Owens LLP*

  23.4   Report of Independent Accountants on Financial Statement Schedule*

  24.1   Power of Attorney*

  27.1   Financial Data Schedule*

---------------------
 * Previously filed.

+ Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, marked with an asterisk to denote omissions. The confidential material has been filed separately with the Commission.

   (b) Financial Statement Schedule

   The following financial statement schedule of Lexar Media, Inc. is filed as part of this Registration Statement and should be read in conjunction with the Financial Statements of Lexar Media, Inc.

     Schedule             Description
     --------             -----------
        II    Valuation and Qualifying Accounts*

---------------------
 *Previously filed.

   Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the consolidated financial statements or notes thereto.

ITEM 17. Undertakings.

   (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 14--Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (b) The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned Registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 2nd day of August, 2000.

                                          Lexar Media, Inc.

                                          By: /s/ John H. Reimer*
                                            -----------------------------------
                                                John H. Reimer
                                                Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                 Signature                              Title                   Date
                 ---------                              -----                   ----

           /s/ Petro Estakhri*              Chairman of the Board, Chief    August 2, 2000
___________________________________________  Technology Officer and
              Petro Estakhri                 Executive Vice President,
                                             Engineering

           /s/ John H. Reimer*              President and Chief             August 2, 2000
___________________________________________  Executive Officer and
              John H. Reimer                 Director (Principal
                                             Executive Officer)

           /s/ Eric B. Stang*               Chief Operating Officer and     August 2, 2000
___________________________________________  Director
               Eric B. Stang

        /s/ Ronald H. Bissinger             Chief Financial Officer         August 2, 2000
___________________________________________  (Principal Financial
            Ronald H. Bissinger              Officer and Principal
                                             Accounting Officer)

          /s/ William T. Dodds*             Director                       August 2, 2000
___________________________________________
             William T. Dodds

          /s/ Brian D. Jacobs*              Director                       August 2, 2000
___________________________________________
              Brian D. Jacobs

         /s/ John A. Rollwagen*             Director                       August 2, 2000
___________________________________________
             John A. Rollwagen

         /s/ William J. Stewart*            Director                       August 2, 2000
___________________________________________
            William J. Stewart


*By:      /s/ Ronald H. Bissinger
    --------------------------------------
            Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
 Number                             Exhibit Title
 -------                            -------------
   4.1   Specimen Common Stock Certificate

  10.18  Lexar Technology License Agreement between the Registrant and SONY
         Corporation dated March 21, 2000

  10.19  SONY Technology License Agreement between the Registrant and SONY
         Corporation dated March 21, 2000

  10.26  Credit Agreement between the Registrant and Access Technology
         Partners, L.P. dated June 30, 2000

  10.27 Credit Agreement among the Registrant, The Chase Manhattan Bank and the several lenders that will from time to time be a party to the Credit Agreement, dated June 30, 2000